EXHIBIT 99.1

Oritani Financial Corp. Announces 2nd Quarter Results and Dividend

TOWNSHIP OF WASHINGTON, N.J., Jan. 26, 2016 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the “Company” or “Oritani”) (NASDAQ:ORIT), the holding company for Oritani Bank (the “Bank”), reported net income of $15.9 million, or $0.38 per basic (and $0.37 diluted) common share, for the three months ended December 31, 2015, and $28.0 million, or $0.68 per basic (and $0.66 diluted) common share, for the six months ended December 31, 2015. Net income was $10.0 million, or $0.24 per basic and diluted common share, for the three months ended December 31, 2014, and $20.2 million, or $0.48 per basic (and $0.47 diluted) common share, for the six months ended December 31, 2014.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company’s common stock. The record date for the dividend will be February 5, 2016 and the payment date will be February 19, 2016.

“I am pleased to report robust financial results and ongoing accomplishments,” said Kevin J. Lynch, the Company’s Chairman, President and CEO. “Our loan growth rebounded strongly and our overall pace for fiscal 2016 is now in line with our vigorous historical growth; we realized continued progress regarding the unwinding of our joint venture and real estate portfolios, materially augmenting income in the process; and we implemented a balance sheet restructure that had a direct positive impact on net interest income.” Mr. Lynch continued: “We continue to share our strong performance with our shareholders. Between the regular dividend and our $0.50 per share special dividend, we paid out over $28.0 million in dividends in the December quarter. In addition, another regular dividend was declared today.”

Comparison of Operating Results for the Periods Ended December 31, 2015 and 2014

Net Income. Net income increased $5.8 million to $15.9 million for the quarter ended December 31, 2015, from $10.0 million for the corresponding 2014 quarter. Net income increased $7.8 million to $28.0 million for the six months ended December 31, 2015, from $20.2 million for the corresponding 2014 period. The primary cause of the increase was profits on the sale of investments in real estate joint ventures, partially offset by prepayment fees on the prepayment of FHLB advances.

Total Interest Income.  The components of interest income for the three months ended December 31, 2015 and 2014, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$31,148	4.43%	$31,041	4.81%	$107	$232,472	-0.38%
Dividends on FHLB stock	391	4.58%	500	4.65%	(109)	(8,870)	-0.07%
Interest on securities AFS	1,154	1.98%	1,671	2.00%	(517)	(101,126)	-0.02%
Interest on securities HTM	663	1.94%	450	2.05%	213	48,922	-0.11%
Interest on federal funds sold and short term investments	1	0.25%	1	0.25%	-	(35)	-%
Total interest income	$33,357	4.15%	$33,663	4.42%	$(306)	$171,363	-0.27%

The Company’s primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $232.5 million, or 9.0%, for the three months ended December 31, 2015 versus the comparable 2014 period. On a linked quarter basis (December 31, 2015 versus September 30, 2015), the annualized growth rates of the portfolio were 7.7% and 21.3%, when measured based on average and period end balances, respectively. The disparity in these results is due to a significant amount of loan growth in the month of December, 2015. After a somewhat disappointing result in the September 2015 quarter, loan growth rebounded significantly over the quarter ended December 31, 2015. Loan originations totaled $221.1 million and loan purchases totaled $37.3 million for the three months ended December 31, 2015. While management will strive to continue to realize meaningful loan growth, growth at the levels experienced for the quarter ended December 31, 2015 are not expected to continue. Management is currently exploring a loan sale that may partially offset loan growth in the March, 2016 quarter. The amount of this potential sale would approximate the amount purchased in the December quarter. Loan principal payments totaled $112.1 million over that same period. The prepayment level remains elevated. The Company continues to limit the origination of loans with certain features that are desirable to borrowers in the current market (primarily fixed rate periods greater than 5 years and interest only periods greater than one year). This decision contributes to the elevated prepayments in addition to having a negative impact on originations. Management believes this restraint is in the best long term interests of the Company.

The yield on the loan portfolio decreased 38 basis points for the quarter ended December 31, 2015 versus the comparable 2014 period. A portion of the decrease in yield is due to the impact of decreased prepayment penalties. Absent prepayment penalties, the yield on the loan portfolio decreased 27 basis points over the periods. On a linked quarter basis, the yield on the loan portfolio decreased 3 basis points. The decrease continues a trend of decreased yield on loans and was primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations remains elevated and the spread to alternative costs of funds remains lower than historical levels. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. Prepayment penalties totaled $1.6 million for the quarter ended December 31, 2015 versus $2.2 million for the quarter ended December 31, 2014. Prepayment penalties boosted annualized loan yield by 22 basis points in the 2015 period versus 33 basis points in the 2014 period.

The average balance of securities available for sale decreased $101.1 million for the three months ended December 31, 2015 versus the comparable 2014 period, while the average balance of securities held to maturity increased $48.9 million over the same period. The Company has been classifying the majority of new purchases as held to maturity and $59.7 million of securities available for sale were sold over the preceding 12 months. The overall level of securities was reduced due to loan growth and the low rates of return available on investment purchases.

The components of interest income for the six months ended December 31, 2015 and 2014, changed as follows:

	Six Months Ended December 31,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$61,937	4.45%	$60,768	4.74%	$1,169	$220,975	-0.29%
Dividends on FHLB stock	792	4.40%	976	4.24%	(184)	(9,986)	0.16%
Interest on securities AFS	2,357	1.95%	3,471	1.99%	(1,114)	(106,419)	-0.04%
Interest on securities HTM	1,234	1.99%	814	2.13%	420	47,790	-0.14%
Interest on federal funds sold and short term investments	2	0.25%	3	0.25%	(1)	(724)	-%
Total interest income	$66,322	4.16%	$66,032	4.35%	$290	$151,636	-0.19%

The explanations for changes described above for the three month period are also applicable to the six month period. Loan originations and purchases for the six months ended December 31, 2015 totaled $335.7 million and $37.3 million, respectively. Loan originations for the six months ended December 31, 2014 totaled $340.5 million (and there were no loan purchases over that period). Prepayment penalties totaled $3.1 million in both the 2015 and 2014 periods, and boosted annualized loan yield by 23 basis points in the 2015 period versus 24 basis points in the 2014 period.

Total Interest Expense. The components of interest expense for the three months ended December 31, 2015 and 2014, changed as follows:

	Three Months Ended December 31,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$94	0.24%	$96	0.24%	$(2)	$(2,907)	0.00%
Money market	1,347	0.80%	557	0.49%	790	213,162	0.31%
Checking accounts	418	0.37%	440	0.38%	(22)	(9,099)	-0.01%
Time deposits	2,597	1.24%	1,750	0.99%	847	134,210	0.25%
Total deposits	4,456	0.84%	2,843	0.64%	1,613	335,366	0.20%
Borrowings	3,607	2.16%	5,756	2.67%	(2,149)	(194,271)	-0.51%
Total interest expense	$8,063	1.16%	$8,599	1.30%	$(536)	$141,095	-0.14%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased $335.4 million for the quarter ended December 31, 2015 versus the comparable 2014 period. The average balance of deposits increased $118.7 million when measured versus the quarter ended September 30, 2015, and $162.5 million when measured versus the quarter ended June 30, 2015. A portion of the growth in the fiscal year has been due to brokered deposits. However, absent the impact of brokered funds, the average balance of deposits increased $70.5 million and $146.3 million versus the quarters ended September 30, 2015, and June 30, 2015, respectively. The overall cost of deposits increased 20 basis points for the quarter ended December 31, 2015 versus the comparable 2014 period. On a linked quarter basis, the cost of deposits increased 11 basis points. This increase was primarily driven by an increase in the cost of money market accounts, which increased from a cost of 54 basis points for the quarter ended September 30, 2015 to a cost of 80 basis points for the quarter ended December 31, 2015. Included in money market balance are $230.0 million of brokered deposits whose costs are tied to a LIBOR index. These balances were used as the hedged item for interest rate swaps that were established in October, 2015. The cost of the swaps is now being reflected as interest expense on these money market funds as the money market funds are the item hedged by the swap. The cost of the swap is higher than the previous cost of the money market accounts as the swap provides much greater interest rate protection. See additional information under “Net Interest Income Before Provision for Loan Losses – Balance Sheet Restructure.”

As detailed in table above, the average balance of borrowings decreased $194.3 million for the three months ended December 31, 2015 versus the comparable 2014 period, while the cost decreased 51 basis points. On a linked quarter basis, the average balance and cost of borrowings decreased $82.3 million and 58 basis points, respectively. The cost of borrowings was also affected by the balance sheet restructure; please see “Net Interest Income Before Provision for Loan Losses – Balance Sheet Restructure” for additional information. The average balance of borrowings decreased as an increase in the average balance of deposits allowed the Company to pay down borrowings. Although the average balance decreased, on a linked quarter basis the period end balance increased. The increase was primarily due to significant loan closings that occurred toward the end of December.

The components of interest expense for the six months ended December 31, 2015 and 2014, changed as follows:

	Six Months Ended December 31,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$188	0.24%	$192	0.24%	$(4)	$(2,572)	0.00%
Money market	2,186	0.68%	1,081	0.49%	1,105	203,142	0.19%
Checking accounts	814	0.37%	918	0.40%	(104)	(11,483)	-0.03%
Time deposits	4,930	1.22%	3,266	1.01%	1,664	166,394	0.21%
Total deposits	8,118	0.79%	5,457	0.64%	2,661	355,481	0.15%
Borrowings	8,761	2.47%	11,561	2.50%	(2,800)	(214,204)	-0.03%
Total interest expense	$16,879	1.22%	$17,018	1.30%	$(139)	$141,277	-0.08%

The explanations for changes described above for the three month period regarding deposits are also applicable to the six month period.

Net Interest Income Before Provision for Loan Losses. Net interest income increased by $230,000 to $25.3 million for the three months ended December 31, 2015, from $25.1 million for the three months ended December 31, 2014. Net interest income increased by $429,000 to $49.4 million for the six months ended December 31, 2015, from $49.0 million for the six months ended December 31, 2014. The Company’s net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
December 31, 2015	$25,294	2.99%	3.14%	$23,744	2.79%	2.95%
September 30, 2015	24,149	2.89%	3.05%	22,567	2.69%	2.85%
June 30, 2015	23,921	2.89%	3.05%	23,091	2.78%	2.95%
March 31, 2015	23,815	2.90%	3.07%	23,363	2.86%	3.01%
December 31, 2014	25,064	3.12%	3.29%	22,894	2.83%	3.01%
* - Prepayment penalties on FHLB advances that occurred in the quarters ended 12/31/2015 and 03/31/2015 are also excluded.

The Company’s spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected.

Excluding the impact of the balance sheet restructure (see below) and prepayment penalties, the spread and margin are expected to continue to experience compression. The Company’s spread and margin remain under pressure due to several factors, including: the further flattening of the treasury yield curve; rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to reduce deposit and borrowing costs (without substantial penalty); and promotional interest costs to attract new deposit customers. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period.

The Company’s net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $123,000 and $299,000 for the three and six months ended December 31, 2015, respectively, and 256,000 and $505,000 for the three and six months ended December 31, 2014, respectively.

Balance Sheet restructure. The Company took several steps over the quarter to improve its net interest income and interest rate risk position. These steps are detailed below:

  The Company had (and maintains) $100.0 million of deferred interest rate swaps. The Company’s liability costs were variable until the effective date of these swaps (the dates when the cash flows are exchanged). The Company executed $100.0 million of short term swaps in order to fix their costs until the existing deferred swaps become effective. The details of these short term swaps are below:

	Notional	Effective	Maturity
	Amount	Date	Date	Rate

	$50,000,000	10/12/2015	4/11/2016	0.279%
	25,000,000	10/12/2015	1/11/2017	0.435%
	25,000,000	10/12/2015	7/11/2017	0.548%
total / weighted average	$100,000,000	10/12/2015	10/10/2016	0.385%

  The Company executed $130.0 million of additional swaps, as detailed below:

	Notional	Effective	Maturity
	Amount	Date	Date	Rate

	$30,000,000	10/1/2015	10/1/2020	1.233%
	20,000,000	10/1/2015	4/1/2021	1.326%
	20,000,000	10/1/2015	10/1/2021	1.407%
	25,000,000	10/1/2015	4/1/2022	1.480%
	35,000,000	10/1/2015	4/1/2023	1.611%
total / weighted average	$130,000,000	10/1/2015	12/9/2021	1.423%

  The Company prepaid a total of $185.0 million of FHLB advances with a weighted average cost of 4.325%.  In conjunction with the prepayments, the Company incurred fees totaling $13.9 million.

  The Company sold certain investment securities and purchased replacement securities, as detailed below:

	Principal	Effective
Description	Amount	Yield	Gain
Purchased
Seasoned 15 year pass through	$24,811,459	1.95%	n/a
Seasoned 10/1 ARM	17,081,581	2.01%	n/a
total	$41,893,040	1.98%

Sold
Various AFS securities	$37,456,522	1.54%	$198,530

The Company believes the above transactions achieved their objectives and the Company will continue to investigate transactions that improve net interest income and interest rate risk position.

Provision for Loan Losses. The Company recorded no provision for loan losses for the three and six months ended December 31, 2015 as compared to $0 and $200,000 for the three and six months ended December 31, 2014, respectively. A rollforward of the allowance for loan losses for the three and six months ended December 31, 2015 and 2014 is presented below:

	Quarter ended		Six months ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$30,634	$31,569	$30,889	$31,401
Provisions charged to operations	-	-	-	200
Recoveries of loans previously charged off	1	1	1	2
Loans charged off	-	304	255	337
Balance at end of period	$30,635	$31,266	$30,635	$31,266

Allowance for loan losses to total loans	1.04%	1.18%	1.04%	1.18%
Net charge-offs (annualized) to average loans outstanding	-%	0.047%	0.018%	0.026%

Delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the level of provision for loan losses.

Delinquency and non performing asset information is provided below:

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$6,320	$8,188	$2,535	$5,126	$3,824
60 - 89 days past due	404	190	416	291	205
Nonaccrual	10,880	10,879	12,575	13,191	17,533
Total	$17,604	$19,257	$15,526	$18,608	$21,562

Non Performing Asset Totals
Nonaccrual loans, per above	$10,880	$10,879	$12,575	$13,191	$17,533
Real Estate Owned	487	2,926	4,059	5,594	4,368
Total	$11,367	$13,805	$16,634	$18,785	$21,901

Nonaccrual loans to total loans	0.37%	0.39%	0.45%	0.48%	0.66%
Delinquent loans to total loans	0.60%	0.69%	0.55%	0.68%	0.81%
Non performing assets to total assets	0.32%	0.41%	0.50%	0.57%	0.67%

Delinquent loan and non performing asset totals continue to illustrate minimal credit issues at the Company. In addition, of the $10.9 million in loans classified as nonaccrual at December 31, 2015, $8.6 million were fully current.

Other Income. Other income increased $25.7 million to $27.5 million for the three months ended December 31, 2015, from $1.8 million for the three months ended December 31, 2014. The Company continued its previously announced intention of the strategic disposition of its investments in real estate joint ventures and real estate held for investment portfolios. The pretax gain realized on such dispositions for the quarter ended December 31, 2015 was $25.3 million. There was also a gain of $225,000 on the disposition of real estate owned. There were no sales of real estate joint venture or real estate held for investment in the comparable 2014 period. See additional information under “Comparison of Financial Condition at December 31, 2015 and June 30, 2015,” regarding the sales of investments in real estate joint ventures and real estate held for investment. Net income from investments in real estate joint ventures decreased by $176,000 to $311,000 for the three months ended December 31, 2015, from $487,000 for the three months ended December 31, 2014. Income from real estate operations, net decreased by $279,000 to $36,000 for the three months ended December 31, 2015, from $315,000 for the three months ended December 31, 2014. Earnings from these two categories have decreased due to the sale of properties that had contributed income. This trend can be expected to continue as the Company continues to strategically sell such properties. A gain of $604,000 was realized on the sale of equity securities as well as the sale of investment securities sold in conjunction with the balance sheet restructure. See “Net Interest Income Before Provision for Loan Losses – Balance Sheet Restructure” for additional information.

Other income increased $29.7 million to $33.5 million for the six months ended December 31, 2015 from $3.8 million for the six months ended December 31, 2014. The six month period was also impacted by the issues described above regarding the sales of, and income from, investments in real estate joint ventures and real estate held for investment.

Other Expenses. Other expenses increased $15.6 million to $26.9 million for the three months ended December 31, 2015, from $11.3 million for the three months ended December 31, 2014. The increase was primarily due to prepayment fees incurred in connection with the prepayment of various FHLB advances. See “Net Interest Income Before Provision for Loan Losses – Balance Sheet Restructure” for additional information. Compensation, payroll taxes and fringe benefits increased $2.3 million to $10.1 million for the three months ended December 31, 2015, from $7.7 million for the three months ended December 31, 2014. The increase was primarily due to increased ESOP expense but also impacted by increases in direct compensation, primarily due to additional staffing and salary adjustments. Real estate owned operations decreased $979,000 to $11,000 for the three months ended December 31, 2015, from $990,000 for the three months ended December 31, 2014. The decrease was principally due to a $900,000 valuation adjustment recognized on a REO property in the 2014 period.

Other expenses increased $16.3 million to $37.7 million for the six months ended December 31, 2015, from $21.4 million for the six months ended December 31, 2014. The six month period was also affected by the items described above for the three month period.

Income Tax Expense. Income tax expense for the three months ended December 31, 2015 was $10.0 million on pre-tax income of $25.8 million, resulting in an effective tax rate of 38.7%. Income tax expense for the three months ended December 31, 2014 was $5.5 million on pre-tax income of $15.5 million, resulting in an effective tax rate of 35.3%. Income tax expense for the six months ended December 31, 2015, was $17.2 million, due to pre-tax income of $45.2 million, resulting in an effective tax rate of 38.0%. For the six months ended December 31, 2014, income tax expense was $11.0 million, due to pre-tax income of $31.2 million, resulting in an effective tax rate of 35.3%.

Comparison of Financial Condition at December 31, 2015 and June 30, 2015

Total Assets. Total assets increased $159.9 million to $3.51 billion at December 31, 2015, from $3.35 billion at June 30, 2015.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $5.3 million to $9.9 million at December 31, 2015, from $15.1 million at June 30, 2015.

Net Loans. Loans, net increased $155.3 million to $2.91 billion at December 31, 2015, from $2.76 billion at June 30, 2015. See “Total Interest Income” for discussion regarding loans balances.

Securities available for sale. Securities AFS decreased $34.5 million to $224.4 million at December 31, 2015, from $259.0 million at June 30, 2015. In conjunction with balance sheet restructure, the Company sold securities AFS totaling $38.0 million and purchased such securities totaling $42.2 million. The overall decrease in Securities AFS was due to principal payments that occurred over the period.

Securities held to maturity. Securities HTM increased $49.6 million to $157.6 million at December 31, 2015, from $108.0 million at June 30, 2015.  Purchases over the period totaled $59.0 million.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment. The Company previously announced its intention to explore the sale of the properties and interests in these portfolios. The table below details the properties that have been sold:

			Book
Entity	Type	Proceeds	Value	Gain
(dollars in thousands)
Oaklyn Associates	a	$1,963	$(125)	$2,088
Palisades Park	b	9,833	304	9,529
2015 Fiscal year		11,796	179	11,617

Madison Associates	a	2,453	(45)	2,498
Van Buren Apartments	a	1,811	145	1,666
34 Grant LLC	a	342	297	45
Quarter Ended 9/30/2015		4,606	397	4,209

Hampshire Realty	a	1,469	(26)	1,495
10 Landing Lane	a	5,807	(586)	6,393
River Villa Mews, LLC	a	579	274	305
Marine View	b	4,697	648	4,049
Brighton Court Associates	a	1,207	80	1,127
Park Lane	b	7,021	(161)	7,182
Parkway East	b	1,701	(332)	2,033
Park View	b	2,571	(174)	2,745
Quarter Ended 12/31/2015		25,052	(277)	25,329

2016 Fiscal Year		29,658	120	29,538

Total Sales		$41,454	$299	$41,155

a - Investment in real estate joint venture
b - Real estate held for investment

As of December 31, 2015, there were seven entities remaining in the portfolios. Four of these entities are under contract for sale and the remaining three are being marketed for sale.

Real Estate Owned. REO decreased $3.6 million to $487,000 at December 31, 2015, from $4.1 million at June 30, 2015.  The balance at December 31, 2015 consisted of 2 properties and the balance at June 30, 2015 consisted of 8 properties.

Deposits. Deposits increased $157.7 million to $2.12 billion at December 31, 2015, from $1.96 billion at June 30, 2015. See “Total Interest Expense” for discussion regarding deposit balances.

Borrowings. Borrowings decreased $2.6 million to $793.8 million at December 31, 2015, from $796.4 million at June 30, 2015. See “Total Interest Expense” for discussion regarding borrowing amounts.

Stockholders’ Equity. Stockholders’ equity increased $686,000 to $518.4 million at December 31, 2015, from $517.7 million at June 30, 2015. The increase was primarily due to net income and the net impact of the amortization of stock based compensation plans, partially offset by dividends and repurchases. Dividends paid over the six month period include two regular dividends, totaling $0.35 per share, as well as a $0.50 per share special dividend. During the six months ended December 31, 2015, 100,978 shares of stock were repurchased at a total cost of $1.6 million and an average cost of $15.77 per share. Based on our December 31, 2015 closing price of $16.50 per share, the Company stock was trading at 141.3% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. A new branch in Westwood, New Jersey (in Bergen County) will be opening soon. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	Dec. 31,	June 30,
Assets	2015	2015
	(unaudited)	(audited)
Cash on hand and in banks	$9,859	$11,380
Federal funds sold and short term investments	—	3,749
Cash and cash equivalents	9,859	15,129

Loans, net	2,911,468	2,756,212
Securities available for sale, at fair value	224,434	258,963
Securities held to maturity, fair value of $156,292 and $107,749 at Dec. 31, 2015 and June 30, 2015, respectively	157,570	107,990
Bank Owned Life Insurance (at cash surrender value)	91,983	90,609
Federal Home Loan Bank of New York stock ("FHLB"), at cost	39,761	39,898
Accrued interest receivable	6,335	9,266
Investments in real estate joint ventures, net	5,599	6,658
Real estate held for investment	—	655
Real estate owned	487	4,059
Office properties and equipment, net	14,567	14,431
Deferred tax assets	41,811	41,356
Other assets	9,117	7,839
Total Assets	$3,512,991	$3,353,065

Liabilities
Deposits	$2,120,476	$1,962,737
Borrowings	793,807	796,372
Advance payments by borrowers for taxes and insurance	20,006	20,445
Official checks outstanding	3,096	3,528
Other liabilities	57,250	52,313
Total liabilities	2,994,635	2,835,395

Stockholders' Equity

Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 44,397,697 shares outstanding at Dec. 31, 2015 and 44,012,239 shares outstanding at June 30, 2015	562	562
Additional paid-in capital	510,016	508,999
Unallocated common stock held by the employee stock ownership plan	(21,158)	(22,803)
Restricted Stock Awards	(4,242)	(8,088)
Treasury stock, at cost; 11,847,368 shares at Dec. 31, 2015 and 12,232,826 shares at June 30, 2015	(157,466)	(162,344)
Retained income	194,871	203,192
Accumulated other comprehensive loss, net of tax	(4,227)	(1,848)
Total stockholders' equity	518,356	517,670
Total Liabilities and Stockholders' Equity	$3,512,991	$3,353,065

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three and Six Months Ended December 31, 2015 and 2014
(In thousands, except share data)

	Three months ended		Six months ended
	Dec. 31,		Dec. 31,
	2015	2014	2015	2014
	unaudited
Interest income:
Mortgage loans	$31,148	$31,041	$61,937	$60,768
Dividends on FHLB stock	391	500	792	976
Securities available for sale	1,154	1,671	2,357	3,471
Securities held to maturity	663	450	1,234	814
Federal funds sold and short term investments	1	1	2	3
Total interest income	33,357	33,663	66,322	66,032

Interest expense:
Deposits	4,456	2,843	8,118	5,457
Borrowings	3,607	5,756	8,761	11,561
Total interest expense	8,063	8,599	16,879	17,018

Net interest income before provision for loan losses	25,294	25,064	49,443	49,014

Provision for loan losses	—	—	—	200
Net interest income after provision for loan losses	25,294	25,064	49,443	48,814

Other income:
Service charges	208	240	466	463
Real estate operations, net	36	315	271	668
Net income from investments in real estate joint ventures	311	487	718	1,335
Bank-owned life insurance	678	680	1,374	1,192
Net gain (loss) on sale of assets	25,554	(10)	29,866	(10)
Net gain (loss) on sale of securities	604	—	604	(2)
Other income	91	69	168	142
Total other income	27,482	1,781	33,467	3,788

Other expenses:
Compensation, payroll taxes and fringe benefits	10,056	7,730	17,759	14,954
Advertising	90	105	180	195
Office occupancy and equipment expense	689	692	1,407	1,421
Data processing service fees	496	472	1,014	935
Federal insurance premiums	399	390	798	778
Real estate owned operations	11	990	341	1,129
FHLBNY prepayment penalties	13,873	—	13,873	—
Other expenses	1,315	930	2,294	1,954
Total other expenses	26,929	11,309	37,666	21,366

Income before income tax expense	25,847	15,536	45,244	31,236
Income tax expense	9,996	5,490	17,211	11,029
Net income	$15,851	$10,046	$28,033	20,207

Earnings per basic common share	$0.38	$0.24	$0.68	$0.48
Earnings per diluted common share	$0.37	$0.24	$0.66	$0.47

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	December 31, 2015			December 31, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$2,812,491	$31,148	4.43%	$2,580,019	$31,041	4.81%
Federal Home Loan Bank Stock	34,155	391	4.58%	43,025	500	4.65%
Securities available for sale	233,061	1,154	1.98%	334,187	1,671	2.00%
Securities held to maturity	136,653	663	1.94%	87,731	450	2.05%
Federal funds sold and short term investments	1,600	1	0.25%	1,635	1	0.25%
Total interest-earning assets	3,217,960	33,357	4.15%	3,046,597	33,663	4.42%
Non-interest-earning assets	181,344			181,083
Total assets	$3,399,304			$3,227,680

Interest-bearing liabilities:
Savings deposits	157,025	94	0.24%	159,932	96	0.24%
Money market	670,240	1,347	0.80%	457,078	557	0.49%
Checking accounts	448,086	418	0.37%	457,185	440	0.38%
Time deposits	839,997	2,597	1.24%	705,787	1,750	0.99%
Total deposits	2,115,348	4,456	0.84%	1,779,982	2,843	0.64%
Borrowings	668,983	3,607	2.16%	863,254	5,756	2.67%
Total interest-bearing liabilities	2,784,331	8,063	1.16%	2,643,236	8,599	1.30%
Non-interest-bearing liabilities	80,764			64,448
Total liabilities	2,865,095			2,707,684
Stockholders' equity	534,209			519,996
Total liabilities and stockholders' equity	$3,399,304			$3,227,680

Net interest income		$25,294			$25,064
Net interest rate spread (2)			2.99%			3.12%
Net interest-earning assets (3)	$433,629			$403,361
Net interest margin (4)			3.14%			3.29%
Average of interest-earning assets to interest-bearing liabilities			115.57%			115.26%

	Average Balance Sheet and Yield/Rate Information
	For the Six Months Ended (unaudited)
	December 31, 2015			December 31, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$2,785,918	$61,937	4.45%	$2,564,943	$60,768	4.74%
Federal Home Loan Bank Stock	36,012	792	4.40%	45,998	976	4.24%
Securities available for sale	242,252	2,357	1.95%	348,671	3,471	1.99%
Securities held to maturity	124,166	1,234	1.99%	76,376	814	2.13%
Federal funds sold and short term investments	1,630	2	0.25%	2,354	3	0.25%
Total interest-earning assets	3,189,978	66,322	4.16%	3,038,342	66,032	4.35%
Non-interest-earning assets	180,870			171,444
Total assets	$3,370,848			$3,209,786

Interest-bearing liabilities:
Savings deposits	157,956	188	0.24%	160,528	192	0.24%
Money market	644,928	2,186	0.68%	441,786	1,081	0.49%
Checking accounts	442,274	814	0.37%	453,757	918	0.40%
Time deposits	810,822	4,930	1.22%	644,428	3,266	1.01%
Total deposits	2,055,980	8,118	0.79%	1,700,499	5,457	0.64%
Borrowings	710,119	8,761	2.47%	924,323	11,561	2.50%
Total interest-bearing liabilities	2,766,099	16,879	1.22%	2,624,822	17,018	1.30%
Non-interest-bearing liabilities	76,991			63,176
Total liabilities	2,843,090			2,687,998
Stockholders' equity	527,758			521,788
Total liabilities and stockholder's equity	$3,370,848			$3,209,786

Net interest income		$49,443			$49,014
Net interest rate spread (2)			2.94%			3.05%
Net interest-earning assets (3)	$423,879			$413,520
Net interest margin (4)			3.10%			3.23%
Average of interest-earning assets to interest-bearing liabilities			115.32%			115.75%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

For further information contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400